EXHIBIT 4.1

AMERICA’S SUPPLIERS, INC.

2009 LONG-TERM INCENTIVE COMPENSATION PLAN

ARTICLE I
PURPOSE

Section 1.1        Purpose.  This 2009 Long-Term Incentive Compensation Plan (the “Plan”) is established by Insignia Solutions plc, a company organized under the laws of England and Wales (the “Company”), to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success.

Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights (“SARs”), Performance Units and Performance Bonuses to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, SARs and Performance Units to Consultants and Eligible Directors, subject to the conditions set forth in the Plan.

Section 1.2        Establishment.  The Plan is effective as of July 25, 2008 and for a period of ten years thereafter.  The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.  The Plan is subject to approval by the Company’s shareholders in accordance with applicable law which approval must occur within the period ending twelve months after the date the Plan is adopted by the Board.  Pending such approval by the shareholders, Awards under the Plan may be granted, but no such Awards may be exercised prior to receipt of shareholder approval.  In the event shareholder approval is not obtained within a twelve-month period, all Awards granted shall be void.

Section 1.3        Shares Subject to the Plan.  Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 20,000,000 of the Company’s Ordinary Shares (the “Ordinary Shares”).

ARTICLE II

DEFINITIONS

Section 2.1        “Account” means the recordkeeping account established by the Company to which will be credited an Award of Performance Units to a Participant.

Section 2.2        “Affiliated Entity” means any corporation, partnership, limited liability company or other form of legal entity in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof.  For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

Section 2.3        “American Depositary Shares” or “ADS” means a U.S. dollar-denominated equity share of the Company, evidenced by an American depositary receipt of the Company issued under an agreement by and between the Bank of New York and the Company.

Section 2.4        “Award” means, individually or collectively, any Option, Restricted Stock Award, SAR, Performance Unit or Performance Bonus granted under the Plan to an Eligible Employee by the Board or any Nonqualified Stock Option, Performance Unit SAR or Restricted Stock Award granted under the Plan to a Consultant or an Eligible Director by the Board pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Board may establish by the Award Agreement or otherwise.

Section 2.5        “Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Board’s exercise of its administrative powers.

Section 2.6        “Board” means the Board of Directors of the Company and, if the Board has appointed a Committee as provided in Section 3.1, the term “Board” shall include such Committee.

Section 2.7        “Cause” shall mean any of the following:

(i)        a material breach or material default by Participant of the terms of any employment agreement to which such Participant is subject;

(ii)       gross negligence or willful misconduct by Participant or the breach of fiduciary duty by Participant in the performance of his/her duties as an employee, consultant or director of the Company;

(iii)      the commission by Participant of an act of fraud, embezzlement or any other crime in connection with Participant’s duties to the Company; or

(iv)      conviction of Participant of a felony or any other crime that would materially interfere with the performance of Participant’s duties owed to the Company or would, in the sole discretion of the Company, materially damage the reputation of the Company.

Section 2.8        “Change of Control Event” means any of the following:

(i)         Any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the shareholders of the Company as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

(ii)        The merger or consolidation of the Company with or into another entity as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such merger or consolidation cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger of consolidation; or

(iii)       The sale of all or substantially all of the Company’s assets to an entity of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale do not beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

Section 2.9        “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

Section 2.10      “Committee” means the Committee appointed by the Board as provided in Section 3.1.

Section 2.11      “Consultant” means any person or entity who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

Section 2.12      “Date of Grant” means the date on which the grant of an Award is authorized by the Board or such later date as may be specified by the Board in such authorization.

Section 2.13      “Disability” means the Participant is unable to continue employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Board.

Section 2.14      “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Board.

Section 2.15      “Eligible Director” means any member of the Board who is not an employee of the Company, a Subsidiary or an Affiliated Entity.

Section 2.16      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.17      “Fair Market Value” means (A) during such time as the Ordinary Shares are registered under Section 12 of the Exchange Act, the closing price of the Ordinary Shares as reported by an established stock exchange or automated quotation system on the day for which such value is to be determined, or, if no sale of the Ordinary Shares shall have been made on any such stock exchange or automated quotation system that day, on the next preceding day on which there was a sale of such Ordinary Shares, or (B) during any such time as the Ordinary Shares are not listed upon an established stock exchange or automated quotation system, the mean between dealer “bid” and “ask” prices of the Ordinary Shares in the over-the-counter market on the day for which such value is to be determined, as reported by FINRA, or (C) during any such time as the Ordinary Shares cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser.

Section 2.18      “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.19      “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

Section 2.20      “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase Ordinary Shares or ADS’.

Section 2.21      “Ordinary Shares” means the Ordinary Shares of the Company, and after substitution, such other shares as shall be substituted therefore as provided in Article X.

Section 2.22      “Participant” means an Eligible Employee, a Consultant or an Eligible Director to whom an Award has been granted under the Plan.

Section 2.23      “Performance Bonus” means the cash bonus which may be granted to Eligible Employees under Article IX of the Plan.

Section 2.24      “Performance Units” means those monetary units that may be granted to Eligible Employees, Consultants or Eligible Directors pursuant to Article VIII hereof.

Section 2.25      “Plan” means this 2009 Long-Term Incentive Compensation Plan.

Section 2.26      “Restricted Stock Award” means an Award granted to an Eligible Employee, Consultant or Eligible Director under Article VI of the Plan.

Section 2.27      “Retirement” means the termination of an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity on or after attaining age 65.

Section 2.28      “SAR” means a stock appreciation right granted to an Eligible Employee, Consultant or Eligible Director under Article VII of the Plan.

Section 2.29      “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

ARTICLE III
ADMINISTRATION

Section 3.1           Administration of the Plan by the Board.  The Board shall administer the Plan.  The Board may, by resolution, appoint a Committee to administer the Plan and delegate its powers described under this Section 3.1 and otherwise under the Plan for purposes of Awards granted to Eligible Employees and Consultants.

Subject to the provisions of the Plan, the Board shall have exclusive power to:

(a)           Select Eligible Employees and Consultants to participate in the Plan.

(b)           Determine the time or times when Awards will be made to Eligible Employees or Consultants.

(c)           Determine the form of an Award, whether an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, SAR, Performance Unit, or Performance Bonus, the number of Ordinary Shares, ADS’ or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration or early vesting or payment of an Award under certain circumstances determined by the Board.

(d)           Determine whether Awards will be granted singly or in combination.

(e)           Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

(f)           Determine whether and to what extent a Performance Bonus may be deferred, either automatically or at the election of the Participant or the Board.

(g)           Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2           Administration of Grants to Eligible Directors.  The Board shall have the exclusive power to select Eligible Directors to participate in the Plan and to determine the number of Nonqualified Stock Options, Performance Units, SARs or shares of Restricted Stock awarded to Eligible Directors selected for participation.  If the Board appoints a committee to administer the Plan, it may delegate to the Committee administration of all other aspects of the Awards made to Eligible Directors.

Section 3.3           Board to Make Rules and Interpret Plan.  The Board in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan.  The Board’s interpretation of the Plan or any Awards and all decisions and determinations by the Board with respect to the Plan shall be final, binding, and conclusive on all parties.

Section 3.4           Section 162(m) Provisions.  The Company intends for the Plan and the Awards made there under to qualify for the exception from Section 162(m) of the Code for “qualified performance based compensation” if it is determined by the Board that such qualification is necessary for an Award.  Accordingly, the Board shall make determinations as to performance targets and all other applicable provisions of the Plan as necessary in order for the Plan and Awards made thereunder to satisfy the requirements of Section 162(m) of the Code.

ARTICLE IV
GRANT OF AWARDS

Section 4.1            Grant of Awards.  Awards granted under this Plan shall be subject to the following conditions:

(a)           Any Ordinary Shares related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of Ordinary Shares or ADS’ or are exchanged in the Board’s discretion for Awards not involving Ordinary Shares, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3.

(b)           Ordinary Shares delivered by the Company in payment of an Award authorized under Articles V and VI of the Plan may be authorized and unissued Ordinary Shares or Ordinary Shares held in the treasury of the Company.

(c)           The Board shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(d)           Separate certificates or a book-entry registration representing ADS’ shall be delivered to a Participant upon the exercise of any Option.

(e)           The Board shall be prohibited from canceling, reissuing or modifying Awards if such action will have the effect of repricing the Participant’s Award.

(f)            Eligible Directors may only be granted Nonqualified Stock Options, Restricted Stock Awards, SARs or Performance Units under this Plan.

(g)           The maximum term of any Award shall be ten years.

ARTICLE V
STOCK OPTIONS

Section 5.1            Grant of Options.  The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees.  These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both.  The Board may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors and Consultants.  Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Board may from time to time approve, subject to the requirements of Section 5.2.

Section 5.2            Conditions of Options.  Each Option so granted shall be subject to the following conditions:

(a)           Exercise Price.  As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Board at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Ordinary Shares or ADS’, as applicable, on the Date of Grant.

(b)           Form of Payment.  The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by delivering Ordinary Shares or ADS’ having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Board; or (iii) a combination of the foregoing.  In addition to the foregoing, the Board may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Board.

(c)           Exercise of Options.  Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Board in the Award Agreement.  Exercise of an Option shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise stating the election to exercise in the form and manner determined by the Board.  Every Ordinary Share or ADS acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

(d)           Other Terms and Conditions.  Among other conditions that may be imposed by the Board, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business matters.

(e)           Special Restrictions Relating to Incentive Stock Options.  Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary, and not to Eligible Employees of an Affiliated Entity unless such entity shall be considered as a “disregarded entity” under the Code and shall not be distinguished for federal tax purposes from the Company or the applicable Subsidiary.

(f)            Application of Funds.  The proceeds received by the Company from the sale of Ordinary Shares or ADS’ pursuant to Options will be used for general corporate purposes.

(g)           Shareholder Rights.  No Participant shall have a right as a shareholder with respect to any Ordinary Share subject to an Option prior to purchase of such Ordinary Shares by exercise of the Option.

ARTICLE VI
RESTRICTED STOCK AWARDS

Section 6.1           Grant of Restricted Stock Awards.  The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to Eligible Employees, Consultants or Eligible Directors.  Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Board shall determine.  Each Restricted Stock Award shall be subject to an Award Agreement setting forth the terms of such Restricted Stock Award and may be evidenced in such manner as the Board deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates.

Section 6.2            Conditions of Restricted Stock Awards.  The grant of a Restricted Stock Award shall be subject to the following:

(a)           Restriction Period.  Restricted Stock Awards granted to an Eligible Employee shall require the holder to remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period.  Restricted Stock Awards granted to Consultants or Eligible Directors shall require the holder to provide continued services to the Company for a period of time.  These employment and service requirements are collectively referred to as a “Restriction Period”.  The Board or the Committee, as the case may be, shall determine the Restriction Period or Periods which shall apply to the Ordinary Shares or ADS’ covered by each Restricted Stock Award or portion thereof.  In addition to any time vesting conditions determined by the Board or the Committee, as the case may be, Restricted Stock Awards may be subject to the achievement by the Company of specified performance criteria based upon the Company’s achievement of all or any of the operational, financial or stock performance criteria set forth on Exhibit A annexed hereto, as may from time to time be established by the Board or the Committee.  At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Board or the Committee, as the case may be, shall lapse with respect to the Ordinary Shares or ADS’ covered by the Restricted Stock Award or portion thereof.  In addition to acceleration of vesting upon the occurrence of a Change of Control Event as provided in Section 11.5, the Board or the Committee, as the case may be, may, in its discretion, accelerate the vesting of a Restricted Stock Award in the case of the death, Disability or Retirement of the Participant who is an Eligible Employee or resignation of a Participant who is a Consultant or an Eligible Director.

(b)           Restrictions.  The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Ordinary Shares or ADS’ represented by the Restricted Stock Award during the applicable Restriction Period.  The Board shall impose such other restrictions and conditions on any Ordinary Shares or ADS’ covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

(c)           Rights as Shareholders.  During any Restriction Period, the Board may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends.  If any dividends or other distributions are paid in Ordinary Shares, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

ARTICLE VII
STOCK APPRECIATION RIGHTS

Section 7.1            Grant of SARs.  The Board may from time to time, in its sole discretion, subject to the provisions of the Plan and subject to other terms and conditions as the Board may determine, grant a SAR to any Eligible Employee, Consultant or Eligible Director.  SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option.  Upon the Participant’s election to exercise one of these Awards, the other tandem Award is automatically terminated.  SARs may also be granted as an independent Award separate from an Option.  Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Board may from time to time approve, subject to the requirements of the Plan.  The exercise price of the SAR shall not be less than the Fair Market Value of an ADS on the Date of Grant of the SAR.

Section 7.2            Exercise and Payment.  SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Board in the Award Agreement.  Exercise of a SAR shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise.  The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of an ADS on the exercise date over the exercise price of the SAR.  Payment of amounts attributable to a SAR shall be made in ADS’.

Section 7.3            Restrictions.  In the event a SAR is granted in tandem with an Incentive Stock Option, the Board shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code.  In the case of a SAR granted in tandem with an Incentive Stock Option to an Eligible Employee who owns more than 10% of the combined voting power of the Company or its Subsidiaries on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of an ADS on the Exercise Date over the exercise price of the SAR, which exercise price shall not be less than 110% of the Fair Market Value of an ADS on the date the SAR is granted.

ARTICLE VIII
PERFORMANCE UNITS

Section 8.1           Grant of Awards.  The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Units to Eligible Employees, Consultants and Eligible Directors.  Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Board may from time to time approve, subject to the requirements of Section 8.2.

Section 8.2            Conditions of Awards.  Each Award of Performance Units shall be subject to the following conditions:

(a)           Establishment of Award Terms.  Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

(b)           Achievement of Performance Goals.  The Board shall establish performance targets for each Award for a period of no less than a year based upon some or all of the operational, financial or performance criteria listed on Exhibit A attached hereto.  The Board shall also establish such other terms and conditions as it deems appropriate to such Award.  The Award may be paid out in cash or Ordinary Shares as determined in the sole discretion of the Board.

ARTICLE IX
PERFORMANCE BONUS

Section 9.1           Grant of Performance Bonus.  The Board may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may determine, grant a Performance Bonus to certain Eligible Employees selected for participation.  The Board will determine the amount that may be earned as a Performance Bonus in any period of one year or more upon the achievement of a performance target established by the Board.  The Board shall select the applicable performance target(s) for each period in which a Performance Bonus is awarded.  The performance target shall be based upon all or some of the operational, financial or performance criteria more specifically listed on Exhibit A attached hereto.

Section 9.2           Payment of Performance Bonus.  In order for any Participant to be entitled to payment of a Performance Bonus, the applicable performance target(s) established by the Board must first be obtained or exceeded.  Payment of a Performance Bonus shall be made within 60 days of the Board’s certification that the performance target(s) has been achieved unless the Participant has previously elected to defer payment pursuant to a nonqualified deferred compensation plan adopted by the Company.  Payment of a Performance Bonus may be made in cash, ADS’ or Ordinary Shares as determined in the sole discretion of the Board.

ARTICLE X
STOCK ADJUSTMENTS

In the event the Ordinary Shares or ADS’, as constituted on the effective date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares or otherwise), or if the number of such Ordinary Shares or ADS’ shall be increased through the payment of a stock dividend, or a dividend on the Ordinary Shares or ADS’, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Ordinary Shares or ADS’, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding Ordinary Share or ADS shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code.  In the event there shall be any other change in the number or kind of the outstanding Ordinary Shares or ADS’, or any stock or other securities into which the Ordinary Shares or ADS’ shall have been changed or for which it shall have been exchanged, then if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of Ordinary Shares or ADS’ available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of Ordinary Shares or ADS’ available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”).  Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article X and not previously made would result in a Minimum Adjustment.  Notwithstanding the foregoing, any adjustment required by this Article X which otherwise would not result in a Minimum Adjustment shall be made with respect to Ordinary Shares or ADS’ relating to any Award immediately prior to exercise, payment or settlement of such Award.  No fractional Ordinary Shares, ADS’ or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

ARTICLE XI
GENERAL

Section 11.1          Amendment or Termination of Plan.  The Board may alter, suspend or terminate the Plan at any time provided, however, that it may not, without shareholder approval, adopt any amendment which would (i) increase the aggregate number of Ordinary Shares or ADS’ available under the Plan (except by operation of Article X), (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits to Participants provided by the Plan, or (iv) otherwise disqualify the Company’s Incentive Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 11.2          Termination of Employment; Termination of Service.  If an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity terminates as a result of death, Disability or Retirement, or as a result of termination by the Company other than for Cause, the Eligible Employee (or personal representative in the case of death) shall be entitled to purchase all or any part of the shares subject to any (i) vested Incentive Stock Option for a period of up to three months from such date of termination (one year in the case of death or Disability (as defined above) in lieu of the three-month period), and (ii) vested Nonqualified Stock Option or vested Restricted Stock Award during the remaining term of the Option.  If an Eligible Employee’s employment terminates for Cause, all Awards granted to such Eligible Employee, whether vested or not, shall immediately terminate, except as otherwise determined by the Board.  If an Eligible Employee’s employment terminates for any other reason, the Eligible Employee shall be entitled to purchase all or any part of the shares subject to any vested Option for a period of up to three months from such date of termination.  In no event shall any Option be exercisable past the term of the Option.  The Board may, in its sole discretion, accelerate the vesting of unvested Options in the event of termination of employment of any Participant.

In the event a Consultant ceases to provide services to the Company or an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director’s Award Agreement or by the Board.  The Consultant or Eligible Director shall have a period of three years following the date he ceases to provide consulting services or ceases to be a director, as applicable, to exercise any Nonqualified Stock Options which are otherwise exercisable on his date of termination of service.

Section 11.3         Limited Transferability – Options.  The Board may, in its discretion, authorize all or a portion of the Nonqualified Stock Options granted under this Plan to be on terms which permit transfer by the Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iv) a partnership or limited liability company in which such Immediate Family Members are the only partners or members.  In addition, there may be no consideration for any such transfer.  The Award Agreement pursuant to which such Nonqualified Stock Options are granted expressly provide for transferability in a manner consistent with this paragraph.  Subsequent transfers of transferred Nonqualified Stock Options shall be prohibited except as set forth below in this Section 11.3.  Following transfer, any such Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 11.2 hereof the term “Participant” shall be deemed to refer to the transferee.  The events of termination of employment of Section 11.2 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 11.2 hereof.  No transfer pursuant to this Section 11.3 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Board shall request.  With the exception of a transfer in compliance with the foregoing provisions of this Section 11.3, all other types of Awards authorized under this Plan shall be transferable only by will or the laws of descent and distribution or as specifically approved by the Board; however, no such transfer shall be effective to bind the Company unless the Board has been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Award.

Section 11.4          Withholding Taxes.  Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.  In accordance with any applicable administrative guidelines it establishes, the Board may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of Ordinary Shares or ADS’ having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned Ordinary Shares or ADS’ having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes.  However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Board.

Section 11.5          Change of Control.  Notwithstanding any other provision in this Plan to the contrary, Awards granted under the Plan to any Eligible Employee, Consultant or Eligible Director shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control Event unless the terms of the Award state otherwise.  New award rights may, but need not, be substituted for the awards granted under the Company’s Incentive Plan, or the Company’s obligations with respect to awards outstanding under the Company’s Incentive Plan may, but need not, be assumed by another corporation in connection with any asset acquisition, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which the Company is involved.  In the event the Company’s Incentive Plan is assumed, the stock issuable with respect to awards previously granted under the Company’s Incentive Plan shall thereafter include the stock of the corporation granting such new option rights or assuming the Company’s obligations under the Incentive Plan.

Section 11.6          Amendments to Awards.  Subject to the limitations of Article IV, such as the prohibition on repricing of Options, the Board may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate.  However, amendments which are adverse to the Participant shall require the Participant’s consent.

Section 11.7          Registration; Regulatory Approval.  Following approval of the Plan by the shareholders of the Company as provided in Section 1.2 of the Plan, the Board, in its sole discretion, may determine to file with the Securities and Exchange Commission and keep continuously effective, a Registration Statement on Form S-8 with respect to Ordinary Shares represented by ADS’s subject to Awards hereunder.  Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue Ordinary Shares represented by ADS’s under this Plan prior to the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Board shall, in its sole discretion, determine to be necessary or advisable.

Section 11.8         Right to Continued Employment.  Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity.  The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time.  Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

Section 11.9         Reliance on Reports.  Each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself.  In no event shall any person who is or shall have been a member of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

Section 11.10       Construction.  Masculine pronouns and other words of masculine gender shall refer to both men and women.  The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 11.11       Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware except as superseded by applicable Federal law.

Section 11.12       Other Laws.  The Board may refuse to issue or transfer any Ordinary Shares, ADS’ or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

Section 11.13       No Trust or Fund Created.  Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.  To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

Section 11.14       Conformance to Section 409A of the Code.  To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

EXHIBIT A

2009 Long-Term Incentive Compensation Plan
Performance Criteria

Operational Criteria may include:
Reserve additions/replacements
Finding & development costs
Production volume
Production Costs
Financial Criteria may include:
Earnings (net income, earnings before interest, taxes, depreciation and amortization (“EBITDA”)

Earnings per share:
Cash flow
Operating income
General and Administrative Expenses
Debt to equity ratio
Debt to cash flow
Debt to EBITDA
EBITDA to Interest
Return on Assets
Return on Equity
Return on Invested Capital
Profit returns/margins
Midstream margins

Stock Performance Criteria:
Stock price appreciation
Total shareholder return
Relative stock price performance